EXHIBIT 5.1

[OPINION OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]

August 21, 2014

New Residential Investment Corp.

1345 Avenue of the Americas

New York, New York 10105

Re:	New Residential Investment Corp.
Registration Statement on Form S-3
(File No. 333-196060)

Ladies and Gentlemen:

We have acted as special counsel to New Residential Investment Corp., a Delaware corporation (the “Company”), in connection with the registration of up to 32,927,276 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), consisting of (i) 30,105,146 shares of Common Stock (the “Primary Shares”) of which (A) an aggregate of 29,930,146 shares may be issued upon the exercise of stock options to be granted under the New Residential Investment Corp. Nonqualified Stock Option and Incentive Award Plan (the “Plan”) and (B) an aggregate of 175,000 shares may be issued upon the exercise of stock options granted under the Plan; and (ii) an aggregate of 2,822,130 shares of Common Stock (the “Secondary Shares”) that (A) were issued or may be issued upon the exercise of stock options granted under the Plan; (B) may be issued upon the exercise of equitable adjustment stock options granted to certain security holders of Newcastle Investment Corp. (“Newcastle”) in connection with the May 15, 2013 spin-off (the “Spin-off”) of the Company from Newcastle (“Equitable Adjustment Stock Options”); or (C) were issued under the Plan. The Primary Shares and Secondary Shares are collectively referred to herein as the “Shares.” The Shares were registered by the Company with the Securities and Exchange Commission (the “Commission”) on the Company’s automatic shelf registration statement on Form S-3 (No. 333-196060) filed on May 16, 2014 by the Company (the “Registration Statement”) with the Commission under the Securities Act of 1933, as amended, (the “Act”). The Registration Statement relates to, among other things, the issuance and sale by the Company, from time to time pursuant to Rule 415 of the General Rules and Regulations promulgated under the Act.

New Residential Investment Corp.

August 21, 2014

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations under the Act.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (a) the Registration Statement; (b) the Plan; (c) the Amended and Restated Certificate of Incorporation of the Company, as amended to date, as certified by the Secretary of State of Delaware; (d) the Amended and Restated Bylaws of the Company, as amended to date; and (e) certain resolutions of the Board of Directors of the Company relating to the sale or resale (as the case may be) of the Shares and the Spin-off and the equitable adjustment stock options granted in connection the Spin-off and related matters. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

Our opinion set forth below is limited to the General Corporation Law of the State of Delaware that, in our experience, is normally applicable to transactions of the type contemplated by the Registration Statement (including applicable provisions of the Delaware constitution and reported judicial interpretations interpreting Delaware corporate laws) and to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, those required under such law (all of the foregoing being referred to as “Opined on Law”). We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-Opined on Law on the opinion herein stated. The Shares may be sold from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect.

New Residential Investment Corp.

August 21, 2014

Based upon and subject to the foregoing, we are of the opinion that:

1. The Primary Shares have been duly authorized by all necessary corporate action of the Company and, when issued for consideration in an amount at least equal to the par value of such Primary Shares, will be validly issued, fully paid and nonassessable.

2. The Secondary Shares (A) have been, in the case of Secondary Shares (i) issued upon the exercise of stock options granted under the Plan or (ii) issued under the Plan, and (B) will be, in the case of Secondary Shares issuable upon the exercise of outstanding stock options granted under the Plan or outstanding Equitable Adjustment Stock Options, validly issued, fully paid and nonassessable.

In the rendering the foregoing opinion, we have assumed:

(a) that each award agreement under which options are granted or awards of shares of Common Stock are made pursuant to the Plan is consistent with the Plan and has been duly authorized, validly executed and delivered by the parties thereto; and

(b) the due and proper exercise of any outstanding stock options granted under the Plan and outstanding Equitable Adjustment Stock Options in accordance with the terms thereof.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP